UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                Securities Exchange Act of 1934 or Suspension of
                              Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                       Commission File Number: 1-11145-01


                          INTELLIGENT POLYMERS LIMITED
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             (Exact name of registrant as specified in its charter)


            Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda
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                        (Address, including zip code, and
                     telephone number, including area code,
                       of registrant's principal executive
                                    offices)


                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)


                                      None
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             (Titles of all other classes of securities file reports
                      under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)          [ ]     Rule 12h-3(b)(1)(ii)        [ ]
    Rule 12g-4(a)(1)(ii)         [ ]     Rule 12h-3(b)(2)(i)         [x]
    Rule 12g-4(a)(2)(i)          [ ]     Rule 12h-3(b)(2)(ii)        [ ]
    Rule 12g-4(a)(2)(ii)         [ ]     Rule 15d-6                  [ ]
    Rule 12h-3(b)(1)(i)          [ ]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Intelligent Polymers Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   October 2, 2000

                             INTELLIGENT POLYMERS LIMITED

                             By:  /s/  Eugene Melnyk
                                  ---------------------------------------------
                                  Name:  Eugene Melnyk
                                  Title:   Chairman and Chief Executive Officer